EXHIBIT 10.1

AMENDMENT NO. 6 TO CREDIT AGREEMENT

          AMENDMENT NO. 6, dated as of August 8, 2003 (this “Amendment”), to that certain Credit Agreement dated as of May 1, 1994 (as amended by Amendment No. 1, dated as of August 11, 1994, Amendment No. 2, dated as of April 7, 1995 Amendment No. 3, dated as of July 1, 1997, Amendment No. 4, dated as of November 16, 1998, Amendment No. 5, dated as of August 1, 2000, and as further amended, restated, supplemented or otherwise modified, the “Credit Agreement”) among SELKIRK COGEN PARTNERS, L.P., a Delaware limited partnership (the “Borrower”), the lenders party thereto (the “Lenders”), DRESDNER BANK AG, New York Branch, in its capacity as LC Issuer thereunder (together with its successors in such capacity, the “LC Issuer”), and DRESDNER BANK AG, New York Branch, as Agent (together with its successors in such capacity, the “Agent”).

W I T N E S S E T H:

          WHEREAS, the Credit Agreement was originally entered into by the Borrower and The Chase Manhattan Bank, N.A. (“Chase”), as Lender, LC Issuer and Agent;

          WHEREAS, Chase was succeeded as Lender, LC Issuer and Agent, on August 11, 1994, by Dresdner Bank AG, New York Branch (“Dresdner”);

          WHEREAS, simultaneously upon the execution and delivery hereof, Citizens Bank of Massachusetts (“Citizens”) will acquire all of the Credit Exposure (as defined in the Credit Agreement) of Dresdner under the Credit Agreement;

          WHEREAS, the parties hereto desire to have Citizens replace Dresdner, as Lender, LC Issuer and Agent under the Credit Agreement; and

          WHEREAS, the parties hereto have agreed to amend the Credit Agreement as provided herein, subject to the terms and conditions hereof.

          NOW, THEREFORE, the parties hereto hereby agree as follows:

          Section 1. Definitions. Capitalized terms used in this Amendment without being defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

          Section 2. Appointment of Citizens as Agent. The parties hereto hereby acknowledge and agree that on the Effective Date: (i) Dresdner shall and does hereby resign as Agent and shall cease to be the Agent and all of its rights, powers, privileges and duties as Agent under the Loan Documents shall be terminated, without any other or further act or deed on its part or on the part of the Borrower or any Lender (except that all provisions of the Credit Agreement applicable to the Agent shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by Dresdner while it was Agent) and (ii) Citizens shall be and is hereby appointed as Agent by the Lenders and shall succeed to and become vested with all of the rights, powers, privileges and duties of the Agent under the Loan Documents. The parties hereto hereby waive the provision of Section 8.9 of the Credit Agreement, which requires the resigning Agent to provide 30 days notice to the Borrower and the Lenders of such resignation.

          Section 3. Appointment of Citizens as LC Issuer. (a) As promptly as possible on and after the Effective Date, the Borrower shall cause the beneficiary of each outstanding Letter of Credit issued pursuant to or subject to the terms of the Credit Agreement to return each such Letter of Credit to Dresdner for termination. Upon the termination of each such Letter of Credit, Dresdner shall: (i) deliver to the Borrower a receipt acknowledging that such Letter of Credit has been returned to Dresdner for cancellation and has been terminated, and (ii) cease to be the LC Issuer under the Credit Agreement with respect to such Letter of Credit and all of its rights, powers, privileges and duties as LC Issuer with respect to such Letter of Credit shall be terminated, without any other or further act or deed on its part or on the part of the Borrower or any Lender, except that all provisions of the Credit Agreement applicable to the LC Issuer shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by Dresdner while it was LC Issuer. In the event the beneficiary of any outstanding Letter of Credit does not return such Letter of Credit to Dresdner for termination, Dresdner shall not renew or extend such Letter of Credit at the time such Letter of Credit is to be renewed or extended and the Borrower shall request Citizens to reissue such Letter of Credit to the beneficiary thereof in accordance with the provisions of this Section 3 and Section 2 of the Credit Agreement.

          Within three Business Days of the receipt by Citizens of a written request of the Borrower to reissue any such Letter of Credit (which request may not be made until the Effective Date and is not subject to the provisions of Section 3 of the Credit Agreement), Citizens shall reissue such Letter of Credit to the named beneficiary thereof with terms and conditions substantially similar to the terms and conditions thereof (except that any such Letter of Credit which is reissued by Citizens shall expressly provide that no drawings may be made thereunder until the corresponding Letter of Credit previously issued to the beneficiary thereof by Dresdner has been terminated). Upon the reissuance of any such Letter of Credit, Citizens shall be the LC Issuer for all purposes of the Credit Agreement with respect to such Letter of Credit and shall succeed to and become vested with all of the rights, powers, privileges and duties of the LC Issuer.

     (b)  The parties hereto hereby acknowledge and agree that on the Effective Date: (i) Dresdner shall and does hereby resign as LC Issuer with respect to any Letters of Credit requested to be issued under and pursuant to the Credit Agreement on or after the Effective Date and shall cease to be the LC Issuer with respect to any such Letters of Credit and all of its rights, powers, privileges and duties as LC Issuer under the Loan

Documents with respect to such Letters of Credit shall be terminated, without any other or further act or deed on its part or on the part of the Borrower or any Lender, and (ii) Citizens shall be and is hereby appointed as LC Issuer by the Lenders and the Borrower with respect to any Letters of Credit requested to be issued under and pursuant to the Credit Agreement on or after the Effective Date and shall succeed to and become vested with all of the rights, powers, privileges and duties of the LC Issuer under the Loan Documents.

          Section 4. Amendment of Credit Agreement. The Credit Agreement is hereby amended as follows:

     (a)  Section 2.1(a) of the Credit Agreement is hereby amended by (i) deleting the amount of “$5,000,000” from the third sentence thereof and inserting the amount of “$10,000,000” in replacement therefor and (ii) deleting the amount of “$7,542,428” from the final sentence thereof and inserting the amount of “$10,000,000” in replacement therefor.

     (b)  Section 2.2(a) of the Credit Agreement is hereby amended by deleting such section in its entirety and inserting the following in replacement therefor:

“(a) Subject to and upon the terms and conditions herein set forth, Letters of Credit may be issued or become subject to this Agreement in an aggregate stated amount not to exceed $10,000,000 (the “Letter of Credit Commitment”). The LC Issuer shall, subject to the terms and conditions hereof, issue Letters of Credit in such forms as are acceptable to the LC Issuer, in favor of Persons (other than the Borrower or the Funding Corporation) party to, and pursuant to the requirements of, the Gas Contracts and Acceptable Fuel Management Contracts. No Letter of Credit may be issued if, after giving effect to such issuance, (i) the aggregate stated amount of Letters of Credit outstanding would exceed the Letter of Credit Commitment or (ii) the sum of the aggregate stated amount of Letters of Credit outstanding plus the aggregate principal amount of all outstanding Loans would exceed $10,000,000.

     (c)  Section 2.2(d) of the Credit Agreement is hereby amended by deleting the amount of “$7,542,428” from the final sentence thereof and inserting the amount of “$10,000,000” in replacement therefor.

     (d)  Section 2.4(c) of the Credit Agreement is hereby amended by deleting the amount of “$2,542,428” from the first sentence thereof and inserting the amount of “$10,000,000” in replacement therefor.

     (e)  Section 2.13(b) of the Credit Agreement is hereby amended by deleting such section in its entirety and inserting the following in lieu thereof:

“(b) The Borrower agrees to pay to the Agent, for the account of each Lender, a letter of credit fee (the “Letter of Credit Fee”) for the period commencing on the Closing Date and ending on the Final Maturity Date on the daily average aggregate amount available to be drawn under all Letters of Credit (subject to compliance with the terms of such Letter of Credit), at the Letter of Credit Fee Rate then in effect. From the Closing Date until August 11, 1994, the Letter of Credit Fee shall be payable in arrears on each Funding Date and August 11, 1994. From August 11, 1994 through the Effective Date, the Letter of Credit Fee shall be payable in arrears on the last Business Day of each Quarterly Period. From and after the Effective Date until the Final Maturity Date, the Letter of Credit Fee for each Letter of Credit outstanding shall be payable in advance on the date of issuance of such Letter of Credit and thereafter on each three-month anniversary of such date of issuance. The Letter of Credit Fee shall be computed on the basis of a year of 365/366 days and the actual number of days elapsed.”

     (f)  Section 2.13(c) of the Credit Agreement is hereby amended by deleting such section in its entirety and inserting the following in lieu thereof:

“In respect of each Letter of Credit, the Borrower shall also pay to the Agent for the Agent’s own account, at such other time or times as such charges are customarily made by the Agent, the Agent’s customary issuance, amendment, negotiation or document examination and other administrative fees as in effect from time to time.”

     (g)  Section 8.1 of the Credit Agreement is hereby amended by deleting the words “Dresdner Bank AG, New York Branch” where it appears in the first sentence of such section and inserting the following in lieu thereof:

“Citizens Bank of Massachusetts”

     (h)  Annex 1 of the Credit Agreement is hereby amended as follows:

(i) The definition of “Agent” contained in Annex 1 of the Credit Agreement is hereby amended by deleting the words “Dresdner Bank AG, New York Branch” therefrom and inserting the following in lieu thereof:

“Citizens Bank of Massachusetts”

(ii) The definition of “Agent’s Office” contained in Annex 1 of the Credit Agreement is hereby amended by deleting such definition in its entirety and inserting the following in lieu thereof:

““Agent’s Office” shall mean 28 State Street, 15th Floor, Boston, MA 02109 or such other office as the Agent may hereinafter designate in writing as such to the Borrower, the Lenders and the LC Issuer.”

(iii) The definition of “Applicable Margin” contained in Annex 1 of the Credit Agreement is hereby amended by deleting such definition in its entirety and inserting the following in lieu thereof:

““Applicable Margin” shall mean 0% per annum.”

(iv) Annex 1 of the Credit Agreement is hereby amended by inserting the following:

““Aquila” shall mean Aquila Selkirk, Inc., a Delaware corporation.”

(v) The definition of “Base Rate” contained in Annex 1 of the Credit Agreement is hereby amended by deleting such definition in its entirety and inserting the following in lieu thereof:

““Base Rate” shall mean, with respect to any Loan, for any day, the higher of: (a) the Federal Funds Rate for such day plus 1/2%, and (b) the rate of interest from time to time determined by Citizens Bank of Massachusetts, at the Agent’s Office, to be its prime rate (which rate is not intended to be the lowest rate of interest charged by the Agent in connection with extensions of credit to debtors). Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.”

(vi) Annex 1 of the Credit Agreement is hereby amended by deleting the definition of “Cogen L.P.” in its entirety.

(vii) The definition of “Current Liabilities” contained in Annex 1 of the Credit Agreement is hereby amended by inserting the following after the words “30 day period”:

“, provided that solely for the purposes of the calculation set forth in clause (iii) of the definition of Priority Payment Event, “Current Liabilities” shall be deemed to exclude (i) those obligations for which reserves have been established in accordance with the Depositary Agreement or for which adequate reserves have otherwise been established and (ii) non-cash items which would otherwise be included in current liabilities in accordance with GAAP”

(viii) The definition of “Effective Date” contained in Annex 1 of the Credit Agreement is hereby amended by deleting such definition in its entirety and inserting the following in lieu thereof:

“Effective Date” shall mean August 8, 2003.”

(ix) The definition of “Final Maturity Date” contained in Annex 1 of the Credit Agreement is hereby amended by deleting such definition in its entirety and inserting the following in lieu thereof:

““Final Maturity Date” shall mean August 8, 2005.”

(x) The definition of “General Partners” contained in Annex 1 of the Credit Agreement is hereby amended by deleting such definition in its entirety and inserting the following in lieu thereof:

““General Partners” shall mean, collectively, JMC Selkirk and RCM Selkirk GP, each a general partner of the Borrower, and any successor general partner other than the Managing General Partner.”

(xi) Annex 1 of the Credit Agreement is hereby amended by deleting the definition of “JMCS I Investors” in its entirety.

(xii) The definition of “Letter of Credit Collateral Account” contained in Annex 1 of the Credit Agreement is hereby amended by deleting such definition in its entirety and inserting the following in lieu thereof:

““Letter of Credit Collateral Account” shall mean a special account of the Borrower maintained with the Agent, entitled “Selkirk Cogen Partners, L.P., Letter of Credit Collateral Account, Citizens Bank, as agent, Secured Party” with amounts deposited therein to be applied as provided in Section 2.17 or Section 7.2, to be held by the Agent for the benefit of the LC Issuer and the Lenders as collateral security for the obligations of the Borrower incurred in connection with Section 2 and the Letters of Credit.”

(xiii) The definition of “Letter of Credit Fee Rate” contained in Annex 1 of the Credit Agreement is hereby amended by deleting such definition in its entirety and inserting the following in lieu thereof:

““Letter of Credit Fee Rate” shall mean: (a) during the period from and including the Closing Date to but excluding August 11, 1994, 1/2% per annum; (b) during the period from August 11, 1994 to but excluding the Effective Date, 1% per annum and (c) during the period from the Effective Date, to but excluding the Final Maturity Date, 1 1/2% per annum.”

(xiv) The definition of “Limited Partners” contained in Annex 1 of the Credit Agreement is hereby amended by deleting such definition in its entirety and inserting the following in lieu thereof:

““Limited Partners” shall mean, collectively, JMC Selkirk, PentaGen, Aquila and RCM Selkirk LP, and any other Persons admitted to the Borrower as a limited partner pursuant to the Partnership Agreement.”

(xv) Annex 1 of the Credit Agreement is hereby amended by deleting the definition of “Makowski Holdings” in its entirety.

(xvi) Annex 1 of the Credit Agreement is hereby amended by inserting the following:

““PentaGen” shall mean PentaGen Investors, L.P., a Delaware limited partnership.”

(xvii) Annex 1 of the Credit Agreement is hereby amended by inserting the following:

““RCM Selkirk GP” shall mean RCM Selkirk GP, Inc., a Texas corporation.”

(xviii) Annex 1 of the Credit Agreement is hereby amended by inserting the following:

““RCM Selkirk LP” shall mean RCM Selkirk, L.P., a Delaware limited partnership.”

(i) Exhibits A, B, C-1, C-2, D, E, G and H of the Credit Agreement are hereby amended by deleting the references therein to “Dresdner Bank AG, New York Branch” and inserting “Citizens Bank of Massachusetts” in lieu thereof and the address of the Agent referred to therein shall be changed to: 28 State Street, 15th Floor, Boston, MA 02109”.

     (j)  Schedule 1 to the Credit Agreement is hereby amended by deleting such Schedule in its entirety and inserting Schedule 1 attached hereto in replacement therefor.

     (k)  The signature page to the Credit Agreement is hereby amended by deleting the notice address for the Borrower and inserting the following in lieu thereof:

Selkirk Cogen Partners, L.P. C/o JMC Selkirk, Inc. 7600 Wisconsin Avenue Bethesda, Maryland 20814 Attention: Mr. John Barpoulis Tel: 301-280-6964 Fax. 301-280-6909

          Section 5. Conditions Precedent. The following conditions precedent are required to be satisfied on or prior to the Effective Date, in each case, in form and substance satisfactory to the Agent:

     (a)  Execution by All Parties. This Amendment shall have been executed and delivered by each of the parties hereto.

     (b)  Transfer Supplement. Dresdner and Citizens shall have duly executed and delivered a Transfer Supplement providing for Citizens to acquire all of the Credit Exposure of Dresdner and, pursuant to the terms thereof, Citizens shall have so acquired such Credit Exposure.

     (c)  Working Capital Note. The Borrower shall have executed and delivered a Working Capital Note to Citizens, dated the Effective Date and in a principal amount of $10,000,000.

     (d)  Letter of Credit Note. The Borrower shall have executed and delivered a Letter of Credit Note to Citizens, dated the Effective Date and in a principal amount of $10,000,000.

     (e)  Designation Letter. Citizens and the Collateral Agent shall have duly executed and delivered a Designation Letter (as defined in the Intercreditor Agreement).

     (f)  Certificates of Insurance. The Borrower shall have caused certificates of insurance to be issued indicating that, as of the Effective Date, all insurance required to be maintained for the benefit of the Agent under Section 5.7 of the Credit Agreement is so maintained for and in the name of Citizens.

     (g)  Legal Opinion. The Agent shall have received an opinion or opinions of counsel regarding this Amendment, and addressing, among other things, any litigation affecting the Borrower and the non-contravention of this Amendment of any material agreements of the Borrower.

     (h)  UCC Search. The Agent shall have received from the Borrower and the Funding Corporation completed and fully executed Perfection Certificates and the results of UCC searches with respect to the Collateral, indicating no liens other than Permitted Liens and a first priority security interest in favor of the Collateral Agent for the benefit of the Agent and the other parties to the Intercreditor Agreement.

     (i)  Amendment Fee. The Agent shall have received payment in full of that certain amendment fee, as further set forth in the fee letter of even date herewith.

     (j) Certified Copies of Transaction Documents. The Agent shall have received copies of all Transaction Documents requested by the Agent, each as amended and in effect as of the Effective Date, certified by the Borrower as true, correct and complete.

(k)  Financial Statements. The Agent shall have received certified copies of the most recent quarterly and annual financial statements together with the Officer’s Certificates relating thereto, which were delivered to Dresdner, as Agent, pursuant to Section 5.1 of the Credit Agreement.

     (l)  Annual Independent Engineer’s Report. The Agent shall have received a certified copy of the most recent Annual Independent Engineer’s Report, which was delivered to Dresdner, as Agent, pursuant to Section 5.11 of the Credit Agreement.

     (m)  Corporate Action. All corporate action necessary for the valid execution, delivery and performance by the Borrower of this Amendment and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof shall have been provided to the Agent.

          Section 6. Representations and Warranties. The Borrower hereby represents and warrants to the Lender, the L/C Issuer and the Agent as follows:

     (a)  Representation and Warranties in the Credit Agreement. The representations and warranties of the Borrower contained in the Credit Agreement and each of the other Loan Documents are true and correct in all material respects on and as of the Effective Date (or if such representation or warranty is expressly stated to be made as of a specific date, as of such specific date), except that with respect to the representation made in Section 4.4 of the Credit Agreement and Schedule 4.4 referenced therein, such schedule shall be supplemented by the attached Supplemental Schedule 4.4.

     (b)  Ratification, Etc. Except as expressly amended or waived hereby, the Credit Agreement, and all documents, instruments and agreements related thereto (as such documents, instruments and agreements have been amended, restated, terminated, supplemented or otherwise modified), are hereby ratified and confirmed in all respects and shall continue in full force and effect. The Credit Agreement, shall together with this Amendment, be read and construed as a single agreement. All references in the Credit Agreement or any related agreement or instrument shall hereafter refer to the Credit Agreement as amended hereby.

     (c)  Authority, Etc. The execution and delivery by the Borrower of this Amendment and the performance by the Borrower of all of its agreements and obligations under the Credit Agreement as amended hereby are within the partnership authority of the Borrower and have been duly authorized by all necessary partnership action on the part of the Borrower.

     (d)  Enforceability of Obligations. This Amendment and the Credit Agreement as amended hereby constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of, creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

     (e)  No Default. No Default or Event of Default has occurred and is continuing, and no Default or Event of Default will exist upon the execution and delivery of this Amendment.

     (f)  Financial Statements. As of the Effective Date, neither the Borrower nor the Funding Corporation has any material obligations, liabilities, Indebtedness, Contingent Obligation, contingent liability or liability for Taxes, long-term lease or forward or long-term commitment of the type required by GAAP to be reflected or disclosed in financial statements (other than those incurred pursuant to the provisions of the Transaction Documents, the Non-Material Agreement and Necessary Project Approvals), except as referred to or reflected or provided for in the financial statements delivered pursuant to Section 5(k) above.

     (g)  No Material Adverse Change. Since August 8, 1998, there has not been any material adverse change in the business, condition, operations, performance, properties or prospects (financial or otherwise) of the Borrower, the Funding Corporation, or the Project, or to the knowledge of the Borrower, any Person that is a Project Party as of the Effective Date, that is reasonably likely to or which could reasonably be expected to have or result in a Material Adverse Effect, except as disclosed in the periodic reports of the Borrower filed since December 31, 2001 with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

          Section 7. Effectiveness of this Amendment. This Amendment shall become effective and, shall be in full force and effect on and as of the Effective Date unless Citizens shall provide notice to the other parties hereto on the Effective Date that, as a result of the failure of certain conditions precedent to be satisfied on or prior to the Effective Date, this Amendment shall not become effective on the Effective Date. If this Amendment does not become effective on the Effective Date, then, at any time within thirty days of the date hereof, Citizens may declare this Amendment to be effective in a written notice to the other parties hereto, which notice shall state: (i) the date that this Amendment shall become effective, and (ii) that all conditions precedent set forth in Section 5 hereof have been satisfied or waived.

          Section 8. Notice Address. The parties hereto acknowledge and agree that the notice address of Citizens, in its capacity as Lender, LC Issuer and Agent shall be the address set forth below in this Section 8 or such other address as may be designated by Citizens from time to time in accordance with Section 9.3 of the Credit Agreement.

Notice Address:

Citizens Bank of Massachusetts 28 State Street, 15th Floor Boston, MA 02109 Attention: Michael Ouellet, Vice President Telecopy No.: (617) 263-0439

          Section 9. Status of Loan Documents. This Amendment is limited solely for the purposes and to the extent expressly set forth herein and nothing herein expressed or implied shall constitute an amendment, or waiver of any other term, provision or condition of the Credit Agreement or any other Loan Document. Except as expressly amended hereby, the terms and conditions of the Credit Agreement and the other Loan Documents shall continue in full force and effect.

          Section 10. Fees and Expenses. Pursuant to Section 9.1 of the Credit Agreement, all costs and expenses incurred or sustained by the Agent in connection with this Amendment, including all accrued and unpaid fees, expenses and disbursements of Bingham McCutchen LLP, special counsel to Citizens, in producing, reproducing and negotiating the Amendment, will be for the account of the Borrower whether or not the transactions contemplated by this Amendment are consummated, and the Borrower agrees to pay such amounts on the Effective Date.

          Section 11. Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one Amendment, and any of the parties hereto may execute this Amendment by signing such a counterpart.

          Section 12. Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and. deliver this Amendment as of the date first above written.

SELKIRK COGEN PARTNERS, L.P.

By:	JMC SELKIRK, INC., its General Partner

By:	/s/ THOMAS E. LEGRO

Vice President, Controller and Chief Accounting Officer

CITIZENS BANK OF MASSACHUSETTS as Lender, LC Issuer and Agent

By:	/s/ DANIEL G. EASTMAN

Name:	Daniel G. Eastman
Title:	Senior Vice President

DRESDNER BANK AG, New York Branch

By:	/s/ LAURA J.K. SCHUMACHER

Name:	Laura J. K. Schumacher
Title:	Vice President

By:	/s/ ERIKA P. WALTERS-ENGEMANN

Name:	Erika P. Walters-Engemann
Title:	Director

Schedule 1

LENDER	WORKING CAPITAL	LETTER OF CREDIT
	LOAN COMMITMENT	LOAN COMMITMENT

CITIZENS BANK OF	$10,000,000	(COLLECTIVELY)
MASSACHUSETTS

Supplemental Schedule 4.4

See attached.

[Supplemental Schedule Intentionally Omitted]